SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
  Filed by the registrant [X]
  Filed by a party other than the registrant [ ]
  Check the appropriate box:
  [ ]  Preliminary proxy statement
  [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive proxy statement
  [ ]  Definitive additional materials
  [ ]  Soliciting material pursuant to  240.14a-11(c) or  240.14a-12
                        Smith's Food & Drug Centers, Inc.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant Payment of filing fee (Check the appropriate box):
[X]No fee required.
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)Title of each class of securities to which transaction applies:  Not
          Applicable.
(2)Aggregate number of securities to which transaction applies:  Not Applicable.
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable.
(4)Proposed maximum aggregate value of transaction:  Not Applicable.
(5)Total fee paid:  Not Applicable.
[ ]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule
          0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)Amount previously paid:  Not Applicable.
(2)Form, Schedule or Registration Statement No.:  Not Applicable.
(3)Filing party:  Not Applicable.
(4)Date Filed:  Not Applicable.

                                   [LOGO]
              1550 South Redwood Road, Salt Lake City, Utah  84104

                    Notice of Annual Meeting of Stockholders
                          To Be Held on April 23, 1997

To the Stockholders of
SMITH'S FOOD & DRUG CENTERS, INC.

  The 1997 Annual Meeting of the Stockholders (the "Annual Meeting") of Smith's Food & Drug Centers, Inc. (the "Company"), will be held in the Flamengo Ballroom of the Rio Suite Hotel & Casino, I-15 and Flamingo, Las Vegas, Nevada on Wednesday, April 23, 1997, at 9:00 a.m., Pacific Time, for the following purposes:

  1.To elect three directors to serve until the 2000 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

  2.To approve the Smith's Food & Drug Centers, Inc. Directors' Deferred
     Compensation Plan, to be effective as of May 1, 1997, as described herein;

  3.To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997; and

  4.To transact such other business as may properly come before the Annual
     Meeting and any postponements and/or adjournments thereof.

  The close of business on February 27, 1997 has been fixed by the Board of Directors of the Company as the record date (the "Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

  We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete and sign the enclosed proxy card(s) and return it in the enclosed postage-prepaid envelope. Returning your proxy will not deprive you of your right to attend the meeting and vote your shares in person.

  If you own any shares of Class A Common Stock, Class B Common Stock, or Series I Preferred Stock, please sign and return all proxy cards provided to you for each type of stock owned by you as of the Record Date.

                                   By Order of the Board of Directors,
                                   \s\ Michael C. Frei
                                   MICHAEL C. FREI
                                   Secretary

Salt Lake City, Utah
April 9, 1997

                                   [LOGO]
              1550 South Redwood Road, Salt Lake City, Utah  84104
                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1997

  This Proxy Statement is furnished to the stockholders of Smith's Food & Drug Centers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held in the Flamengo Ballroom of the Rio Suite Hotel & Casino, I-15 and Flamingo, Las Vegas, Nevada on Wednesday, April 23, 1997, at 9:00 a.m., Pacific Time, for the following purposes:

  1.To elect three directors to serve until the 2000 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

  2.To approve the Smith's Food & Drug Centers, Inc. Directors' Deferred
     Compensation Plan, to be effective as of May 1, 1997, as described herein;

  3.To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997; and

  4.To transact such other business as may properly come before the Annual
     Meeting and any postponements and/or adjournments thereof.

  The approximate date on which this Proxy Statement and accompanying form of proxy were first sent to the Company's stockholders was April 9, 1997.

  This solicitation is made on behalf of the Board of Directors of the Company (the "Board of Directors"). Costs of the solicitation will be borne by the Company. In addition to solicitation by mail, the directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

  Holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), and the Company's Series I Preferred Stock, par value $.01 per share (the "Series I Preferred Stock"), as of the close of business on February 27, 1997 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting.

  Holders of record on the Record Date will be entitled to one vote for each share of Class B Common Stock and ten votes for each share of Series I Preferred Stock or Class A Common Stock. For each of the proposals, all outstanding shares of Class A Common Stock, Class B Common Stock and Series I Preferred Stock will vote together as a single class.

  As of the Record Date, the Company had issued and outstanding 11,529,922 shares of Class B Common Stock, 4,272,308 shares of Class A Common Stock, and 9,956,747 shares of Series I Preferred Stock.

  Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting FOR the nominees named below for election as directors, FOR the approval of the Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan and FOR the selection of Ernst & Young LLP as the Company's independent auditors. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

  The presence in person or by proxy at the Annual Meeting of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the total votes of the shares of Common Stock and Series I Preferred Stock voting together as a single class, present in person or represented by proxy at the Annual Meeting, provided that a quorum is present. All other proposals to come before the Annual Meeting require the approval of a majority of the total votes of the shares of Common Stock and Series I Preferred Stock voting together as a single class, present in person or represented by proxy at the Annual Meeting. Therefore, as to any particular proposal, including the election of directors, abstentions will have the same effect as a vote against that proposal and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal.

  The principal executive offices of the Company are located at 1550 South Redwood Road, Salt Lake City, Utah 84104. The Company's telephone number is
(801) 974-1400.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

General

  Pursuant to a resolution adopted by the Board of Directors on May 17, 1996, the Board of Directors is comprised of seven members divided into three classes serving staggered terms of three years each. At the 1996 Annual Meeting of Stockholders on May 23, 1996, the stockholders elected the following directors:
Jeffrey P. Smith, Ronald W. Burkle, Allen R. Rowland, Fred L. Smith, Linda McLoughlin Figel, Bruce Karatz and Bertram R. Zweig. Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), the term of office of one class of directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. The current terms of three directors expire in 1997, and the current terms of two directors expire in each of 1998 and 1999.

  In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the three nominees designated below, all of whom are currently directors of the Company, to serve until the 2000 Annual Meeting of Stockholders of the Company and until their respective successors are elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

                        Nominees for Election as Director

                                   Present Position
     Name              Age         With The Company    Director Since
     ----              ---         ----------------    --------------

     Jeffrey P. Smith   47      Chairman of the Board       1971
     Ronald W. Burkle   44      Director and Chief          1996
                                Executive Officer
     Allen R. Rowland   52      Director, President and     1996
                                Chief Operating Officer

  Jeffrey P. Smith has been a director of the Company since 1971. He has been Chairman of the Board of the Company since 1988 and Chief Executive Officer from 1988 until May 1996. He served as Chief Operating Officer and President of the Company from 1984 to 1988.

  Ronald W. Burkle has been a director and the Chief Executive Officer of the Company since May 1996. Prior to May 1996, Mr. Burkle was Chairman of the Board of Smitty's Supermarkets, Inc. ("Smitty's") and a director of Smitty's Super Valu, Inc. ("SSV") since 1994 and Chairman of the Board of SSV since October 1995 until Smitty's merged into the Company in May 1996 (the "Merger"). Mr. Burkle co-founded The Yucaipa Companies ("Yucaipa"), a private investment group specializing in the acquisition and management of supermarket chains, in 1986 and has served as director and Chairman of the Board of Food 4 Less Holdings, Inc. ("Food 4 Less"), whose principal operating subsidiary is Ralphs Grocery Company ("Ralphs"), and Chairman of the Board and Chief Executive Officer of its predecessor, Food 4 Less Supermarkets, Inc. since 1987. Mr. Burkle served as Chief Executive Officer of Dominick's Supermarkets, Inc. from 1995 to January 1996 and since March 1995 has served as its Chairman of the Board. Mr. Burkle also serves as a director of Kaufman and Broad Home Corporation. Before founding Yucaipa, Mr. Burkle held a number of supermarket executive positions and was a private investor in Southern California.

  Allen R. Rowland has been President and Chief Operating Officer since joining the Company in January 1996. From 1989 to 1996, he served as a Senior Vice President/Regional Manager of Albertson's Inc. From 1982 to 1989, he was a Vice President/Division Manager with the Florida and Texas Divisions of Albertson's Inc.

                         Directors Continuing in Office

                             Director       Term
     Name                      Age          Since    Expires
     ----                    --------       -----    -------
     Linda McLoughlin Figel    33           1996      1998
     Bruce Karatz              51           1996      1999
     Fred L. Smith             49           1968      1998
     Bertram R. Zweig          62           1996      1999

  Linda McLoughlin Figel joined Yucaipa in 1989 and became a general partner in 1991. Prior to that time, she was employed by Bankers Trust Company in its Structured Finance Group. Ms. Figel also serves as a director of Dominick's Supermarkets, Inc.

  Bruce Karatz has been the Chairman of the Board of Kaufman and Broad Home Corporation since July 1993 and its President, Chief Executive Officer and a director since 1986. Mr. Karatz is also a director of Honeywell, Inc., National Golf Properties, Inc. and a Trustee of the National Park Foundation and the RAND Corporation.

  Fred L. Smith has been a director of the Company since 1968. From 1988 to 1996, he was President of Fred Smith's Honda Automobiles of Palm Springs, an auto dealership, and President of Fred Smith's Jaguar/Rolls Royce of Rancho Mirage, an auto dealership.

  Bertram R. Zweig is a partner in the Los Angeles office of Jones, Day, Reavis & Pogue. Mr. Zweig was with Jones, Day from 1962 to 1978, and rejoined the firm in 1995. Between August 1992 and June 1995, Mr. Zweig was a partner with the law firm of Graham and James, and from January 1988 to July 1992 he was a partner with the law firm of Stroock & Stroock & Lavan. He is a member of the Board of Directors of Wedbush Corporation, the parent of Wedbush Morgan Securities, Inc., a regional investment banking firm in Los Angeles. Mr. Zweig is a member of the Board of Directors of Aquatic Water Systems Incorporated.

  Jeffrey P. Smith and Fred L. Smith are brothers.

Board Meetings and Committees

  The Board of Directors held nine meetings during fiscal 1996. All directors attended at least 75% of all meetings of the Board of Directors and of all committees on which such person served during such period. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

  Executive Committee. Prior to May 23, 1996, the Executive Committee consisted of Jeffrey P. Smith (chair), Robert D. Bolinder, Richard D. Smith, and Kenneth
A. White. Messrs. Rowland (chair), Jeffrey P. Smith and Burkle currently serve on the Executive Committee. Subject to the Company's conflict of interest policies and certain other limitations, the Executive Committee has been granted all powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee held no meetings in fiscal 1996. The Executive Committee serves as the nominating committee for the Board of Directors and, although there are no formal procedures for stockholders to recommend nominations, the Executive Committee will consider any recommendations from stockholders. Recommendations should be sent to Michael C. Frei, Secretary, Smith's Food & Drug Centers, Inc., 1550 South Redwood Road, Salt Lake City, Utah 84104.

  Audit Committee. Prior to May 23, 1996, the Audit Committee consisted of Allen P. Martindale (chair), DeLonne Anderson and Duane Peters. Messrs. Anderson and Peters were appointed to the Audit Committee at the January 25, 1996 meeting of the Board of Directors, filling vacancies created by the resignations of Rodney H. Brady (resigned January 5, 1996) and Alan R. Hoefer (resigned January 19, 1996). Messrs. Jeffrey P. Smith (chair) and Zweig and Ms. Figel currently serve on the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent auditors, reviews with independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings in 1996.

  Compensation Committee. Prior to May 23, 1996, the Compensation Committee consisted of Douglas Tigert (chair), Duane Peters and Ray Rose. Messrs. Karatz (chair) and Fred L. Smith currently serve on the Compensation Committee. The Compensation Committee, which did not meet during 1996, administers the stock option and stock purchase plans of the Company on behalf of the Board of Directors and determines compensation for executive officers of the Company.

Director Compensation

  Other than employees of the Company and affiliates of Yucaipa, directors receive an annual retainer of $25,000 for their service as directors. Additionally, directors who are not also employees of the Company or affiliates of Yucaipa receive $2,500 for each Board of Directors meeting attended. Directors who are members of committees of the Board of Directors and are not employees of the Company or affiliates of Yucaipa receive $1,000 for each committee meeting attended. If approved by the stockholders of the Company, pursuant to Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan, directors of the Company may elect to defer any such annual retainers and meeting fees until retirement or other specified date or event and to receive such deferred compensation in the form of cash or shares of Class B Common Stock. See "Smith's Food & Drug Centers, Inc. Directors Deferred Compensation Plan." The Company anticipates that it will continue to reimburse all directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

Limitation of Liability and Indemnification Matters

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or otherwise.

  As permitted by Section 145 of the Delaware Corporation Law, Article IX of the Certificate of Incorporation and Section 3.15 of the Bylaws provide for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents.

  Article VIII of the Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Corporation Law, as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  It is the Company's practice to indemnify its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. The Company has entered into indemnification agreements with some if its directors and intends to enter into similar agreements with the balance of its directors. Such agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

Vote Required

  The election of each director requires the affirmative vote of a plurality of the votes of the shares of Common Stock and Series I Preferred Stock voting together as a single class, present in person or represented by proxy at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR each of the directors nominated in Proposal No. 1.

                                PROPOSAL NO. 2:
                  APPROVAL OF SMITH'S FOOD & DRUG CENTERS, INC.
                      DIRECTORS' DEFERRED COMPENSATION PLAN

General

  On January 17, 1997, the Board of Directors adopted, subject to stockholder approval, the Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan (the "Plan") described herein. The stockholders are asked to approve the adoption of the Plan.

  The Company desires to implement the Plan effective as of May 1, 1997. The purpose of the Plan is to attract and retain individuals of outstanding competence as members of the Board of Directors, by permitting such individuals to elect (i) to defer any compensation in connection with their service on the Board of Directors until retirement or some other specified date or event and
(ii) to receive any such deferred compensation in the form of cash or shares of Class B Common Stock, and thus in the latter case, benefit directly from the Company's growth, development and financial success. The maximum number of shares of Class B Common Stock issuable under the Plan is 100,000.

  The following is a description of the material provisions of the Plan, a copy of which is set forth in Appendix A to this Proxy Statement. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan. The summary which follows is not intended to be complete and reference should be made to the Plan for a complete statement of its terms and provisions.

Administration

  The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have all powers necessary to carry out the provisions of the Plan including, without limitation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.

Eligibility and Participation

  Any member of the Board of Directors who receives an annual retainer and meeting fees ("Compensation") is eligible to participate in the Plan. Any eligible member of the Board of Directors (a "Participant") may participate in the Plan with respect to any Plan Year by executing an irrevocable deferral election with respect to his or her Compensation for such Plan Year. A separate election must be made to defer Compensation for each Plan Year. If no election is made by a Participant with respect to a given Plan Year, such Participant will receive Compensation in cash. See "Election of Directors-Director Compensation."

Form of Election

  A Participant may elect to defer all or part of his or her Compensation with respect to any Plan Year until some later date or event by making a timely deferral election which shall specify, among other things, (i) the percentage of Compensation that is to be deferred under the Plan, (ii) the date of the event on which payment of such deferred Compensation is to commence (which, other than death, disability or involuntary termination, must be at least two years from the date of the deferral election) and (iii) whether such payment is to be paid out in a single lump sum or in approximately equal annual installments over a period not to exceed fifteen (15) years.

  In addition, a Participant may elect to receive all or part of his or her deferred Compensation for each Plan Year in the form of shares of Class B Common Stock rather than cash. See "-Deferral Accounts".

Deferral Accounts

  If a Participant elects to defer Compensation, the Company will establish a separate bookkeeping account (a "Deferral Account") for each Participant with respect to each Plan Year in order to record the deferrals and additions of such Participant for such Plan Year. Each Participant's Deferral Account will be credited in the form of cash or shares of Class B Common Stock or both, as applicable, with the amount of Compensation deferred by such Participant by a quarterly crediting on the last day of each July, October, January, and April in the amount of Compensation that would have been payable by the Company to such Participant in such quarter. If a participant elects to receive all or part of his or her deferred Compensation in the form of Class B Common Stock, the amount of Compensation credited quarterly to his or her account shall be the number of shares of Class B Common Stock which can be purchased with 110% of the Compensation so deferred at the median of the high and low trading prices of the Class B Common Stock as quoted on the New York Stock Exchange Composite Transactions plus the dollar amount of any part of such Compensation that was not equal to the purchase price of a full share of Class B Common Stock. The Participant's Deferral Account shall also be increased on the last day of each July, October, January and April prior to distribution by (i) the amount obtained by multiplying the cash Deferral Account balance as of the first day of such quarter by one-fourth of the average prime rate as published in The Wall Street Journal in effect as of the first day of such quarter, and (ii) the amount determined by multiplying the number of shares of Class B Common Stock in the Participant's account at the beginning of such quarter by the dividends, if any, payable upon a share of Class B Common Stock to a stockholder of record during such quarter. The Participant's Deferral Account will be reduced by any payments made to the Participant or his or her beneficiary, estate or representative.

Miscellaneous Provisions

  Notwithstanding any other provision in the Plan, a Participant (or beneficiary designated by a Participant) may withdraw an amount of cash or stock from his or her Deferral Account upon a finding by the Board of Directors in its sole determination that an unanticipated emergency that is caused by an event beyond the control of such Participant (or beneficiary) has occurred and that such emergency would result in severe financial hardship to such Participant (or beneficiary). In the event of the death of any Participant, the balance in the Participant's Deferral Account will be paid or distributed to the Participant's beneficiary within thirty (30) days after the date of such death. The Company may amend or terminate the Plan at any time by action of the Board of Directors, subject to the rights of Participants thereunder.

Federal Income Tax Consequences

  Participants who elect to defer their Compensation generally will recognize income and the Company generally will be entitled to a deduction for the amount of such deferred Compensation at the time it is actually paid to the Participant. If a Participant elects to receive his or her Compensation in the form of shares of Class B Common Stock, the Participant generally will recognize ordinary income when such shares are transferred to the Participant and the Company generally will be entitled to a deduction for the amount equal to the fair market value of such shares at the date of transfer.

Vote Required

  Stockholder approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series I Preferred Stock voting together as a single class, present in person or by represented by proxy at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR Proposal No. 2.

                              PROPOSAL NO. 3:
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the independent auditors to examine the accounts of the Company for the 1997 fiscal year. Ernst & Young LLP has served as the Company's independent auditors since prior to 1970. In the event that ratification of this selection of auditors is not approved by the stockholders, management will review its future selection of auditors.

  A member of Ernst & Young LLP is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

Vote Required

  Stockholder approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series I Preferred Stock voting together as a single class, present in person or represented by proxy at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR Proposal No. 3.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table provides certain information regarding ownership of the Company's voting securities as of February 27, 1997 with respect to (i) each director of the Company; (ii) each Named Executive Officer (as defined below);
(iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to be a beneficial owner of five percent or more of any class of the Company's voting securities.

                                                                 Amount and
                                                                 Nature of                                Percent of all
                                                  Title of       Beneficial               Percent      Votes of all Classes
Name and Address of Beneficial Owner              Class<F2>      Ownership<F3>            of Class           of Stock
------------------------------------              --------       ------------             --------     --------------------
Jeffrey P. Smith                                  Class A        1,523,306<F4>              35.7%             31.1%
c/o Smith's Food & Drug Centers, Inc.             Class B            5,141                  *<F1>
1550 South Redwood Road                           Preferred      3,253,623<F5>              32.7
Salt Lake City, UT 84104

Dee Glen Smith Marital Trust I                    Class A          224,287<F6>               5.2              22.6
c/o Ida W. Smith                                  Preferred      3,253,623<F6>              32.7
1066 North East Capital Blvd.
Salt Lake City, UT 84103

University of Utah                                Preferred      2,267,731                  22.8              14.7
c/o Treasurer
University of Utah
407 Park Building
Salt Lake City, UT 84112

Corporation of the President of the Church        Preferred      2,000,010                  20.1              13.0
    of Jesus Christ of Latter-Day Saints
50 East North Temple
Salt Lake City, UT 84150

Fred L. Smith                                     Class A          928,827<F7>              21.7               6.0
c/o Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT   84104

Utah State University                             Preferred        833,646                   8.4               5.4
Mr. Chuck Bell c/o Shirley Keyes
Logan, UT 84123

Richard D. Smith                                  Class A          711,537<F8>              16.7               4.6
c/o Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT   84104

Trust for the Children of Jeffrey P. Smith        Class A          560,353<F6>              13.1               3.6
c/o Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT   84104

Trust for the Children of Fred L. Smith           Class A          560,353<F9>              13.1               3.6
c/o Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT   84104

Trust for the Children of Richard D. Smith        Class A          540,952<F10>             12.7               3.5
c/o Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT   84104

City of Hope                                      Preferred        500,006                   5.0               3.3
1500 East Duarte Road
Duarte, CA 91010

Weber State Development Foundation                Preferred        496,000                   5.0               3.2
Miller Administration Building
Ogden, UT 84408

Ronald W. Burkle                                  Class B        2,251,814<F11>             19.5               1.5
c/o The Yucaipa Companies
1000 Santa Monica Boulevard
5th Floor
Los Angeles, CA 90067

Kenneth A. Martindale                             Class A           51,899<F12>             1.2                *<F1>
                                                  Class B            9,104<F13>             *<F1>

Abel T. Porter                                    Class A           26,321                  *<F1>              *<F1>
                                                  Class B              150                  *<F1>

James W. Hallsey                                  Class A           16,248<F14>             *<F1>              *<F1>

Allen R. Rowland                                  Class B              962                  *<F1>              *<F1>

Robert D. Bolinder                                Class A              423                  *<F1>              *<F1>

Bertram R. Zweig                                  Class B              250                  *<F1>              *<F1>

Linda McLoughlin Figel                            _              _<F11>                     *<F1>              *<F1>

Bruce Karatz                                      _              _                          *<F1>              *<F1>

All directors and executive officers              Class A        2,628,268                  61.5               39.7
    as a Group (15 Persons)                       Class B        2,272,188                  19.7
                                                  Preferred      3,253,623                  32.7

<F1>Less than one-percent.
<F2>As used in this table "Preferred" refers to the Series I Preferred Stock.
<F3>Each person has sole investment and voting power with respect to the shares indicated, except as otherwise set forth in the footnotes to this table. Each share of Class A Common Stock is convertible at any time at the option of the holder into one share of Class B Common Stock.
<F4>Includes 560,353 shares which are held of record by a trust of which Jeffrey
P. Smith is the trustee and of which his children are beneficiaries, and 224,287 shares held of record by a trust for benefit of Ida W. Smith and of which Mr. Smith is trustee.
<F5>Such shares are held of record by a trust for the benefit of Ida W. Smith and of which Jeffrey P. Smith is trustee.
<F6>Included in the shares shown for Jeffrey P. Smith.
<F7>Includes 659,046 shares which are held of record by four trusts of which
Fred L. Smith is trustee and of which his children are beneficiaries, and 17,073 shares held of record by Mr. Smith's wife.
<F8>Includes 711,537 shares which are held of record by four trusts of which
Richard D. Smith is trustee and of which his children and the children of Jeffrey P. Smith are beneficiaries.
<F9>Included in the shares shown for Fred L. Smith.
<F10>Included in the shares shown for Richard D. Smith.
<F11>Such shares are held of record by the following four partnerships of which
Yucaipa is the general partner: Yucaipa SSV Partners, L.P. (1,340,772 shares); Yucaipa Smitty's Partners, L.P. (300,667 shares); Yucaipa Smitty's Partners II, L.P. (136,793 shares); and Yucaipa Arizona Partners, L.P. (273,582 shares). Mr. Burkle is a limited partner in two of those partnerships and is also the controlling general partner of Yucaipa. Linda McLoughlin Figel is a limited partner in Yucaipa SSV Partners, L.P. Share amounts and percentages for Yucaipa do not include shares issuable upon exercise of the Yucaipa Warrant issued to purchase 1,842,505 shares of non-voting Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common Stock"). See "Certain Relationships and Related Transactions - Yucaipa Warrant".
<F12>Includes 3,396 shares held of record by two children of Mr. Martindale and of which Mr. Martindale is custodian.
<F13>Includes 4,656 shares held of record by two children of Mr. Martindale and of which Mr. Martindale is custodian
<F14>Includes 485 shares held of record by a child of Mr. Hallsey and of which
Mr. Hallsey is custodian.

                               EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of each of the executive officers of the Company.

  Name                      Age       Position
  -----                     ---       --------

  Jeffrey P. Smith           47     Chairman of the Board
  Ronald W. Burkle           44     Chief Executive Officer
  Allen R. Rowland           52     President, Chief Operating Officer
  Richard C. Bylski          57     Senior Vice President, Human Resources
  Michael C. Frei            50     Senior Vice President, General Counsel
                                       and Secretary
  James W. Hallsey           54     Senior Vice President, Regional Manager,
                                       Southwest Region
  Kenneth A. Martindale      37     Senior Vice President, Sales and Procurement
  Abel Porter                38     Senior Vice President, Regional Manager,
                                       Intermountain Region
  Matthew G. Tezak           41     Senior Vice President, Chief Financial
                                       Officer
  Fred F. Urbanek            61     Senior Vice President, Facility Engineering
  Wade S. Williams           38     Senior Vice President, Corporate Development

  In addition to Jeffrey P. Smith, Ronald W. Burkle, and Allen R. Rowland whose biographies appear above, the following persons are executive officers of the
Company:

  Richard C. Bylski has been Senior Vice President, Human Resources of the Company since 1992. He served as Vice President, Human Resources of the Company from 1985 to 1992.

  Michael C. Frei joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. Prior to that time, Mr. Frei served as Vice President and General Counsel of Price Development Company, a commercial real estate developer, since 1981.

  James W. Hallsey has served as Senior Vice President, Regional Manager, Southwest Region since 1995. He rejoined the Company in 1994 as Senior Vice President, Special Projects after serving most of 1994 as Senior Vice President at McKesson Drug Company, a pharmacy company. In 1993, Mr. Hallsey retired as a director of the Company (a capacity in which he served since 1985) and Senior Vice President, Corporate Nonfoods Director (a capacity in which he served since
1992). From 1980 to 1992 he served as Vice President, Corporate Nonfoods Director of the Company.

  Kenneth A. Martindale has served as Senior Vice President, Sales and Procurement of the Company since 1995. He served as Vice President, Merchandising, California Region from 1991 to 1995. From 1984 to 1991, he served as a district manager in the Intermountain Region.

  Abel T. Porter has served as Senior Vice President, Regional Manager, Intermountain Region of the Company since 1996. He served as Vice President, Sales and Operations, Intermountain Region from 1993 to 1996. From 1992 to 1993 he served as Senior Vice President, Regional Manager, Intermountain Region and from 1991 to 1992 Mr. Porter served as Vice President, Regional Manager, Intermountain Region.

  Matthew G. Tezak has been Senior Vice President and Chief Financial Officer of the Company since 1993. He served as Senior Vice President, Finance and Treasurer from 1992 to 1993 and Vice President, Finance and Treasurer from 1987 to 1992. Mr. Tezak, a certified public accountant, joined the Company in 1979 as Assistant Controller.

  Fred R. Urbanek has been Senior Vice President, Facility Engineering of the Company since 1992. He served as Vice President, Facility Engineering of Smith's from 1985 to 1992.

  Wade S. Williams has been Senior Vice President, Corporate Development since January 1997. He served as Vice President, Store Development from 1996 to 1997 and Real Estate Manager from 1991 to 1996.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning the compensation of (i) all individuals serving as the Company's chief executive officer during fiscal 1996, (ii) the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1996 and
(iii) Robert D. Bolinder (collectively, the "Named Executive Officers").


                                                                 Annual Compensation                 Long Term
                                                        -----------------------------------         Compensation
                                                                                                  ----------------
                                        Fiscal                                                       Securities
                                         Year                                                        Underlying      All Other
Name and Principal Position             Ended           Salary          Bonus         Other<F1>    Options/SARs(#)  Compensation
---------------------------             ------          ------          -----         ---------   ----------------   ------------

Jeffrey P. Smith<F2>                    1996           $306,626                                                    $2,000,000<F3>
Chairman of the Board of Directors      1995            704,206       $502,670
                                        1994            684,112        516,000

Ronald W. Burkle<F4>
Chief Executive Officer                 1996
                                        1995
                                        1994

Allen R. Rowland<F5>
President and Chief Operating Officer   1996            470,000        250,000                       125,000
                                        1995
                                        1994

James W. Hallsey                        1996            187,355        314,012      $595,000
Senior Vice President and               1995            181,900         64,580
Regional Manager, Southwest Region      1994             40,800         80,800                        35,000

Kenneth A. Martindale                   1996            169,840        277,070       425,000
Senior Vice President,                  1995            141,475        243,136
Sales and Procurement                   1994            129,479        220,000

Abel Porter                             1996            154,062        323,287       425,000
Senior Vice President and Regional      1995            133,825        251,681
Manager, Intermountain Region           1994            130,000        270,000

Robert D. Bolinder<F6>                  1996            349,296        212,180       467,500
                                        1995            339,111        194,875
                                        1994            333,310        200,000

<F1>As part of the recapitalization and merger, the Company purchased 50% of the outstanding management stock options of the Company at a price per share of Common Stock covered by such options equal to $36.00 per share minus the exercise price per share.
<F2>Mr. Smith served as Chief Executive Officer from 1988 until May 1996.
<F3>Severance payment to Jeffrey P. Smith as chief executive officer.
<F4>Mr. Burkle has served as Chief Executive Officer since May 1996.  Mr. Burkle provides services to the Company pursuant to a Management Services Agreement (the "Management Services Agreement") between Yucaipa and the Company. During fiscal 1996, Mr. Burkle, Ms. Figel and other Yucaipa personnel received 200,000 shares of Class B Common Stock as management fees payable under the Management Services Agreement, a portion of which prepays such management fees for fiscal 1997 and fiscal 1998. Such payments to Yucaipa are not reflected in the table set forth above. See "Certain Relationships and Related Transactions -- Management Services Agreement."
<F5>Mr. Rowland was appointed President and Chief Operating Officer in January
1996.
<F6>Mr. Bolinder served as Executive Vice President, Corporate Planning and
Development from 1993 to December 1996.

</TABLE



Option/SAR  Grants in the Last Fiscal Year

  The following table sets forth the information concerning grant of stock options to the Named Executive Officers during fiscal 1996.

                                                       Individual Grants
                                          --------------------------------------
                                          Percentage of
                            Number of        Total                                        Potential Realizable Value at Assumed
                            Securities    Options/SARs                                  Annual Rates of Stock Price Appreciation
                            Underlying    Granted to     Exercise                                  for Option Term<F1>
                           Options/SARs   Employees in   or Base      Expiration     -------------------------------------------
Name<F1>                      Granted     Fiscal Year     Price          Date        0%($)             5%($)           10%($)
--------                   ------------   ------------   --------     ----------     -----             -----           ------
Jeffrey P. Smith
Ronald W. Burkle
Allen R. Rowland           125,000<F2>        100%        $15.00       01/28/06   $1,812,500        $2,612,515       $3,548,409
James W. Hallsey
Kenneth A. Martindale
Abel Porter
Robert D. Bolinder

<F1>The potential realizable value is determined based upon hypothetical increases in the Common Stock price over the market price of the Common Stock on the date of grant. The 5% and 10% assumed annual rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.
<F2>50% of such stock options vest on January 28, 1999 and the remaining 50%
vest on January 28, 2001.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Value

  The following table sets forth the number of shares covered by stock options held by the Named Executive Officers as of the end of fiscal 1996, and the value of "in-the-money" stock options as of the end of fiscal 1996.

                                              Number of
                                             Securities       Value of
                                             Underlying      Unexercised
                                             Unexercised     In-the-money
                                             Options/SARs    Options/SARs
                                              at Fiscal       at Fiscal
                       Shares                year End(#)     Year End($)
                    Acquired on     Value    Exercisable/    Exercisable/
Name(1)               Exercise     Realized  Unexercisable  Unexercisable(2)
-------             -----------    --------  -------------- -----------------

Jeffrey P. Smith                                      0/0              0/0
Ronald W. Burkle                                      0/0              0/0
Allen R. Rowland                                0/125,000     0/$3,703,125
James W. Hallsey                                 0/35,000     0/$1,036,875
Kenneth A. Martindale                            0/25,000       0/$740,625
Abel Porter                                      0/25,000       0/$740,625
Robert D. Bolinder     27,500      $192,775           0/0              0/0

(1)Except as set forth in the table, no Named Executive Officer held any stock options as of the end of fiscal 1996.
(2)Calculated on the basis of the closing price per share for the Class B Common Stock on the New York Stock Exchange of $29 5/8 on December 27, 1996, the last trading day in fiscal 1996.

Ten-Year Option/SAR Repricings

  The following table sets forth information concerning the adjustment of the amount in total.


                                                                                                                      Length of
                                                                                                                       Original
                                        Number of                                                                       Option
                                        Securities          Market Price          Exercise                               Term
                                        Underlying          at Stock at         Price at Time                         Remaining
                                         Options/              Time of          of Repricing                          as Date of
                                           SARs             Repricing or             or             New Exercise     Repricing or
Name<F1>                 Date<F2>        Repriced           Amendment<F3>         Amendment             Price          Amendment
--------                 -------        ----------          ------------        -------------       ------------     ------------
Jeffrey P. Smith
Ronald W. Burkle
Allen R. Rowland
James Hallsey            05/23/96         35,000              $28 3/8              $19.00              $15.00          5.3 years
Kenneth A. Martindale    05/23/96         25,000               28 3/8               19.00               15.00          6.2 years
Abel Porter              05/23/96         25,000               28 3/8               19.00               15.00          5.1 years
Robert D. Bolinder       05/23/96         27,500               28 3/8               19.00               15.00         Exercisable

<F1>Except as set forth in the table, no Named Executive Officer had options repriced during fiscal 1996.
<F2>The options were repriced upon consummation of the Recapitalization.
<F3>The New York Stock Exchange suspended trading on May 23, 1996 as a result of the Recapitalization. This price represents the closing price on that date prior to the suspension.

Pension Plan and Other Retirement, Death and Disability Arrangements

  Pension Plan. The Company sponsors a retirement plan (the "Pension Plan") for its nonunion employees, including executive officers, which is funded entirely by the Company's contributions. An employee's monthly benefit under the Pension Plan is determined by multiplying a fixed dollar amount by the number of years of the employee's employment. The fixed dollar amount, which has varied from year to year, is currently $30 per month and is not subject to reduction for social security benefits. The fixed dollar amount is adjusted from time to time on the basis of a number of factors, including the other compensation and benefits offered to the Company's employees generally, the Company's overall budget and earnings and pension benefits offered by comparable employers. As of the end of fiscal 1996, the estimated annual amounts payable following retirement to Messrs. Jeffrey P. Smith, Rowland, Hallsey, Martindale, Porter and Bolinder, under the Pension Plan were $4,764, $5,040, $8,400, $14,328, $13,884 and $2,520, respectively.

  Additional Retirement Benefits. As of the end of fiscal 1996, the Company has entered into agreements with nine of its executive officers, including each of the Named Executive Officers except for Messrs. Burkle and Rowland, which provide that if the officer serves in his present position or a higher position with the Company through age 65, such officer or his beneficiary will receive, following such officer's retirement or death, fixed equal monthly payments over a ten-year period totaling $100,000.

  Supplemental Compensation Agreements. The Company has entered into agreements with Mr. Hallsey and four other current executive officers which provide for monthly cash payments following the officer's disability or death, or upon reaching a date specified in the agreement (the "Payment Date"). The agreements provide that if the employee becomes disabled while employed by the Company and before the Payment Date, the employee is entitled to receive fixed monthly payments for the duration of the disability or for a period of twenty years, whichever period is shorter. The agreements also provide that if the employee dies while employed by the Company and before the Payment Date, or if he dies after the Payment Date, his beneficiary is entitled to receive fixed monthly payments for a period of twenty years. Unless the employee dies prior to the Payment Date, he is entitled to receive monthly payments for a period of twenty years beginning on the Payment Date. The payment of benefits under the agreements is subject to forfeiture if the employee accepts employment prior to the Payment Date with a company in the food or drug business (either wholesale or retail) without the prior written consent of the Company. In the event of a change in control of the Company, defined as either a sale of substantially all of the assets of the Company or the sale of 51% of the Company's outstanding capital stock to an entity other than one owned and controlled by the Smith family, the Company must purchase a fully paid insurance annuity for the benefit of the employees that will fully vest the employees in their benefits under the agreements. Mr. Hallsey and all executive officers as a group are entitled to receive maximum monthly payments of $6,250 and $34,375, respectively, under the supplemental compensation agreements, subject to pro rata reduction in the event that employment ceases prior to the Payment Date other than as a result of death or disability. The Company has purchased cost-recovery life insurance to cover its obligations under these agreements.

  Stock Option Plan. The Company's Amended and Restated 1989 Stock Option Plan, as amended (the "1989 Plan"), authorizes the Compensation Committee to grant options to key employees for the purchase of shares of Class B Common Stock.
The options may be either incentive stock options ("ISOs") within the meaning of
Section 422 of the Code, or nonqualified stock options. Pursuant to the 1989 Plan, while the aggregate number of such shares available for grant shall not exceed 10% of the number of shares of Class B Common Stock which are authorized, the number of outstanding and unexercised options shall not exceed 10% of the total number of Class A Common Stock and Class B Common Stock outstanding as of the close of trading on the last trading day of the Company's immediately preceding fiscal year. The 1989 Plan is administered by the Compensation Committee, the members of which cannot receive options under the 1989 Plan. Subject to the terms of the 1989 Plan, the Compensation Committee has sole discretion, without reference to any specific criteria, to determine the employees of the Company to whom, and the time or times at which, options will be granted; the designation of each option as either an ISO or a nonqualified stock option; the per share exercise price and the duration of each option; the number of shares subject to each option; the rate and manner of exercise of each option; and any other restrictions placed on each option. ISOs may not be granted to any employee who, at the time the option is granted, beneficially owns stock of the Company representing more than 10% of the voting power of the Company.

Compensation Committee Interlocks and Insider Participation

  The current Compensation Committee of the Company consists of Bruce Karatz and. Fred L. Smith. Mr. Smith is a former officer of the Company. Mr. Karatz is not a present or former officer or employee of the Company or is not engaged in any transaction described under "Certain Relationships and Related Transactions."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission (the "Commission"), in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

  The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, reviews and approves on an annual basis the compensation policies applicable to the Chief Executive Officer and the other executive officers of the Company.

  The objectives of the Company's executive compensation program are to:

     Support the achievement of desired performance by the Company.

     Provide compensation that will attract and retain superior talent and reward performance.

     Align the executive officers' personal interests and financial remuneration with the success of the Company by basing a significant portion of their compensation upon Company performance.

  The executive compensation program provides an overall level of compensation opportunity that is competitive within the retail food and drug industry, including those companies which compete directly with the Company in its regions, as well as companies outside the industry with which the Company may compete for executive talent. Companies are selected for the purpose of comparing compensation practices on the basis of a number of factors relative to the Company, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent forms of compensation) and the availability of compensation information. In reviewing the compensation practices of other companies, the Compensation Committee considers the fact that the compensation structures of most peer companies tend to be significantly different than those of the Company in a number of respects, particularly in such areas as the amount of bonus relative to salary paid by such companies, their use of stock appreciation rights and stock options, the time period over which stock options vest and the nature and amount of pension benefits made available to executive officers. For these reasons, although the Compensation Committee has considered the compensation policies of certain companies which are among the Company's peer group in the Performance Graph below, the Compensation Committee does not believe that all such companies are comparable to the Company for the purpose of setting the compensation for the Company's executive officers. The Compensation Committee uses its discretion to set executive compensation at levels warranted by external, internal and individual circumstances. Actual compensation levels may be greater or less than average compensation levels in other companies based upon annual and long-term performance of the Company and each individual executive officer's performance.

  The Company's executive officer compensation program is comprised of base salary, cash bonus compensation, long-term incentive compensation in the form of stock options, and other benefits such as those available through the Company's medical and defined contribution plans.

  Base Salary. Base salary levels for the Company's executive officers are set such that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance (including such measures as gross margin, net income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), same-store sales, customer count, cost savings and market share), the individual's achievement within his or her responsibility of particular financial (such as sales, gross margin, pre-tax income and EBITDA) and non-financial (such as store openings, site acquisitions or other specific tasks) goals, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable, and has not attempted, to assign relative weights to the specific factors considered in determining base salary levels, and the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

  Cash Bonus. The Company's cash bonus program in effect for fiscal 1996 includes all executive officers. Its purpose is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve or exceed budgeted EBITDA for the year of the individual's area of responsibility. Officers may receive cash bonuses ranging from 100% to 0% of the maximum. For fiscal 1996, the cash bonus paid to each officer was equal to the maximum bonus amount determined to be available for such officer less any reductions (calculated on a sliding scale) based upon a comparison of actual EBITDA for the officer's operating area to budgeted EBITDA. The annual amount budgeted for EBITDA for the 1996 fiscal year was approved by the Board of Directors of the Company. Any adjustments to the amount of budgeted EBITDA were reviewed by the Board. At the beginning of the 1996 fiscal year, the Compensation Committee established the maximum amount of bonus payable for such year for each executive officer. In reviewing the amount, the Compensation Committee considered a number of factors including each officer's overall compensation package, bonus and other compensation opportunities at competing companies and the officer's level of responsibility. The Compensation Committee also established a formula for payment of bonuses based on the extent of achievement of the Board-approved budgets. The Company believes that as compared to other companies in its industry, the Company pays a relatively higher portion of total executive compensation in the form of bonus rather than salary and equity-based compensation.

  The Company's cash bonus program in effect for fiscal 1997 was modified to include an incentive for increasing sales. The cash bonuses to be paid will be based upon two factors: (1) the comparison of actual EBITDA to budgeted EBITDA for the officer's operating area and (2) the comparison of changes to actual same store sales to targeted same store sales for the officer's operating area. Additionally, the payment of cash bonuses will occur quarterly rather than annually.

  Stock Option Plan. The Company's 1989 Plan authorizes the Compensation Committee to grant stock options to executives and key managers. Grants of options are made in amounts commensurate with the individual's responsibility and at a level calculated to be competitive within the retail food and drug industries as well as a broader group of companies of comparable size and complexity. Option grants are made from time to time and, depending upon the circumstances, typically are not made to each executive officer during each year. Options granted to executive officers typically do not vest until ten years after the grant date, and do not include any specific, pre-determined performance targets as a condition to vesting or granting. The Company believes that such long-term grants serve the primary objective of retaining executives and key managers, while also aligning executive and shareholder interests by creating a strong and direct link between compensation and stockholder return and by enabling executives and key managers to develop and maintain a significant, long-term ownership interest in the Company's Common Stock. During 1996, 125,000 options were granted to Mr. Rowland. Grants of additional stock options to the Named Executive Officers may be considered in future periods by the Compensation Committee.

  As part of the recapitalization of the Company consummated in May 1996 (the "Recapitalization"), the Company purchased 50% of its outstanding options for $36.00 per share less the exercise price of $19.00. One of the purposes of the 1989 Plan is to align the interests of the officer with those of a stockholder by treating the option holder as a stockholder. Since the Recapitalization included a tender offer and subsequent purchase by the Company of 50% of the outstanding Common Stock for $36.00 per share, the Compensation Committee determined that the option holders should be treated the same.

  Since the Company's initial public offering in 1989, the Company has granted all stock options at an exercise price of $19.00 per share, which was the initial public offering price for the Company's Class B Common Stock. The Compensation Committee determined that despite the nominal compensation expense incurred by the Company in granting stock options below the then-current market value of the Class B Common Stock, this policy promotes morale among executive officers while providing adequate incentives to maximize shareholder value, given that typically no portion of the Company's stock options become exercisable until ten years from the date of grant. In considering the changes to the Company's capital structure as a result of the Recapitalization, the Compensation Committee adjusted the exercise price on all options outstanding after May 23, 1996 from $19.00 per share to $15.00 per share. This decrease in the exercise price was determined by the Compensation Committee to be appropriate in order to maintain the option holder's value earned.

  Benefits. The Company provides medical and pension benefits to the executive officers that are generally available to the Company's employees. The Company also provides certain executive officers with supplemental retirement, death and disability benefits, as more fully described under the caption, "Pension Plan and Other Retirement, Death and Disability Arrangements." The benefits available under such arrangements generally are the same for each of the Company's executive officers except to the extent benefits are payable based upon the length of an officer's employment with the Company.

  Chief Executive Officer Compensation. Mr. Jeffrey P. Smith served as chief executive officer of the Company from 1988 until May 23, 1996. His compensation was reviewed and approved independently by the Compensation Committee. The Compensation Committee members determined his compensation based upon the factors applicable to the Company's other executive officers, which are described in detail above, as well as a number of additional qualitative and quantitative factors appropriate to his position as the Company's principal executive.

  The Compensation Committee also noted that during fiscal 1996, Mr. Smith supervised the closure of the California region. Southern California's very difficult competitive environment and the continuing recession in that market prevented the Company from earning an adequate return on its investment in the California region. The Company's large distribution center in Riverside, California was subleased effective January 29, 1996. Of the Company's 34 operating stores in California, 23 have been sold or leased to various supermarket companies. Mr. Smith also negotiated a merger agreement with Smitty's Supermarkets, Inc. in which the Company acquired 26 stores in the Phoenix and Tucson areas. The merger was designed to increase the Company's presence in those areas and provide certain economy of scale efficiencies. Mr. Smith also directed the Recapitalization of the Company. As part of the Recapitalization, the Company purchased 50% of its outstanding Common Stock for $36.00 in cash per share, repaid certain amounts of Company indebtedness, and obtained new financings consisting of $575 million principal amount of 11 1/4% senior subordinated notes due 2007 and $805 million principal amount of secured bank term loans. Proceeds from the new debt were used to finance the stock purchase, repay certain existing indebtedness and pay premiums related to early repayment of such indebtedness.

  Upon the resignation of Mr. Smith as chief executive officer on May 23, 1996, Mr. Smith received a severance package valued at $2.0 million. The Compensation Committee determined that the severance package was appropriate considering Mr. Smith's many years of service to the Company and the successful consummation of the transactions described above.

  Mr. Burkle serves as chief executive officer of the Company without receiving any compensation beyond the compensation paid to Yucaipa under the Management Services Agreement. See "Certain Relationships and Related Transactions - Management Services Agreement". Additionally, Mr. Burkle does not participate in any of the compensation plans that apply to the other executive officers of the Company.

                                   Bruce Karatz
                                   Fred L. Smith
                                   Members of the Compensation Committee
                                   of the Board of Directors

Stock Performance Graph

  The graph below compares the five year cumulative total stockholder return on the Class B Common Stock of the Company compound with the cumulative total return on the Standard & Poor's 500 Index and a peer group of nine companies in the Company's industry over the period. In accordance with guidelines of the Commission, the stockholder return for each entity in the peer group index has been weighted on the basis of market capitalization as of the beginning of each fiscal year set forth on the graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

[Performance Chart Filed on Form SE]

(1) 1996 does not reflect the effect of the recapitalization of the Company consummated on May 23, 1996.
(2) The selected peer group consists of the following companies: Fred Meyer, Inc.; Giant Food, Inc.; Great Atlantic & Pacific Tea Co.; Hannaford Brothers Co.; Kroger Co.; Quality Food Centers, Inc.; Safeway, Inc.; Vons Companies, Inc.; and Weis Markets, Inc. Such companies have been selected for the peer group on the basis of, among other factors, the similarity of their business to that of the Company and their market capitalization relative to that of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission and each exchange on which the Company's securities are registered. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all ownership forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no such forms were required for those persons, the Company believes that, during the 1996 fiscal year its officers, directors and greater than ten percent stockholders complied with
applicable Section 16 filing requirements, except for the following.   The
initial statement of beneficial ownership was filed late for Bruce Karatz, Abel Porter, John T. Standley, Bertram R. Zweig, the Kenneth A. and Sherry L. White Charitable Remainder Trust, and the Richard and Karen Bylski Charitable Remainder Unitrust. One statement of changes in beneficial ownership was inadvertently filed late on behalf of Jeffrey P. Smith, the Dee Glen Smith Marital Trust and the trusts for the children of Fred L. Smith. Amended statements were filed to correct previously reported or inadvertently omitted transactions on behalf of Allen P. Martindale, Kenneth A. Martindale, Fred L. Smith, Matthew G. Tezak, Kenneth A. White, and the Allen Phillip Martindale and Barbara Jane Trip Martindale Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

  On May 23, 1996, the Company entered into a five-year management services agreement (the "Management Services Agreement") with Yucaipa. The Management Services Agreement provides for the payment of an annual fee to Yucaipa in the amount of $1.0 million per year. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisition or sale transactions, debt and equity financings, or any other services not otherwise covered by the Management Services Agreement, for which the Company will pay Yucaipa additional compensation in an amount to be agreed upon by the Company and Yucaipa (and approved by a majority of the Company's disinterested directors). During fiscal 1996, Yucaipa received 200,000 shares of Class B Common Stock as management fees payable under the Management Services Agreement, a portion of which prepays such management fees for fiscal 1997 and fiscal 1998.

  During the term of the Management Services Agreement, Ronald W. Burkle, the managing general partner of Yucaipa, has the right and has elected to serve as the Chief Executive Officer of the Company and has all rights and responsibilities customarily vested in a Chief Executive Officer. Mr. Burkle does not receive any compensation for serving in such capacity beyond the management fees paid to Yucaipa under the Management Services Agreement. The Management Services Agreement may be terminated at any time by the Company upon 90 days' written notice, provided that Yucaipa will be entitled to the greater of (x) $5 million, or (y) twice the total fees that would have been earned by Yucaipa under the then remaining term of the Management Services Agreement, unless the Company terminates for cause pursuant to the terms of the Management Services Agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or upon a Change of Control (as generally defined in the Management Services Agreement to include certain mergers and asset sales, and acquisitions of beneficial ownership of 40% or more of the Company's outstanding voting securities by persons other than Yucaipa). Upon any such termination, Yucaipa will be entitled to full payment of the annual fee for the remaining term of the agreement.

Yucaipa Warrant

  The Company issued warrants (the "Warrants") to Yucaipa to purchase 1,842,555 shares of Class C Common Stock. The initial exercise price of the Warrants is $50.00 per share. One-half of the Warrants are designated "Series A Warrants" and are exercisable at the election of Yucaipa on or prior to May 23, 2000, and one-half of the Warrants are designated "Series B Warrants" and are exercisable at the election of Yucaipa on or prior to May 23, 2001. The foregoing expiration dates will each be extended by five years in the event that, prior to such respective dates, the market price of Class B Common Stock equals or exceeds the exercise price (as adjusted from time to time) for a period of not less than 60 consecutive trading days. The cashless exercise provisions of the Warrants allow the holder to elect to exercise the Warrants without the payment of cash consideration, provided that the Company will withhold from the shares otherwise issuable upon such exercise a number of shares having a fair market value as of the exercise date equal to the aggregate exercise price. The Class C Common Stock to be issued to Yucaipa upon exercise of the Warrants will be identical in all respects to the Class B Common Stock, except that the Class C Common Stock will be non-voting. Shares of Class C Common Stock will be convertible into an equal number of shares of Class B Common Stock following the transfer of such shares by Yucaipa to any person or entity not affiliated with Yucaipa. The number of shares to be issued upon exercise of the Warrants and the exercise price are each subject to adjustment under standard anti-dilution provisions.

Registration Rights Agreement

  Upon consummation of the Merger, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with Jeffrey P. Smith, Yucaipa, and certain holders of Smitty's Common Stock who received Class B Common Stock as consideration in the Merger (collectively, the "Holders").
Under the terms of the Registration Rights Agreement, each of (i) Yucaipa and the holders of Smitty's Common Stock who received Class B Common Stock in the Merger, and their transferees, as a group (the "Yucaipa Holder Group"), and (ii) Jeffrey P. Smith and his affiliates and transferees, as a group (the "Smith Holder Group"), is entitled to require the Company to effect a registration under the Securities Act (a "Demand Registration") of all or a portion (but not less than 20%) of the Registrable Securities (as defined in the Registration Rights Agreement) held by such Holders, subject to certain limitations. Upon such demand, the Company shall give prompt notice thereof to each registered holder of Registrable Securities and shall prepare, file and use its best efforts to cause to become effective a registration statement in respect of all Registrable Securities requested to be included therein. Each of the Smith Holder Group and the Yucaipa Holder Group is entitled to two Demand Registrations. Notwithstanding the foregoing, the Company is not required to effect more than one Demand Registration during any six-month period.

  The Company is obligated to pay certain expenses associated with registration of the Registrable Securities, regardless of whether any registration statement required by the Registration Rights Agreement becomes effective, and the reasonable fees and expenses of any party to the Registration Rights Agreement who participates in any registration effected thereunder. In addition, the Company shall provide customary securities law indemnification to any party who participates in any registration effected under the Registration Rights Agreement.

  In November 1996, Yucaipa exercised a Demand Registration and the Company filed a registration statement of Form S-3 (the "Shelf Registration Statement") pursuant to Rule 415 under the Securities Act on behalf of the Yucaipa Holder Group in order to register the shares of Class B Common Stock received by the holders of Smitty's Common Stock as consideration in the Merger. Fees paid by the Company in connection with the Shelf Registration Statement for the fiscal year ended December 28, 1996 were approximately $55,000.

Other Transactions with Yucaipa or its Affiliates

  Pursuant to the Recapitalization Agreement, Yucaipa received a success fee of $15 million upon consummation of the Recapitalization.

  In December 1995, the Company entered into an agreement to sublease its Riverside, California distribution center and dairy processing plant to Ralphs, an affiliate of Yucaipa. Pursuant to the sublease, Ralphs will pay the Company annual rent of approximately $8.8 million for the remaining 23-year term of the lease. In connection with such transaction, Ralphs purchased certain inventory, fixtures and equipment from the Company for an aggregate purchase price (net of certain offsetting payments) of approximately $8.7 million. As part of the closure of the California region, in January 1996 the Company entered into agreements to lease or sublease certain of its real property located in California, including eight operating stores and one non-operating store, to Ralphs. In addition, the Company sells certain manufactured products to Ralphs. The total cash received in fiscal 1996 for these transactions was approximately $33.5 million.

CEO's Severance Agreement

  In May 1996, the Company and Jeffrey P. Smith, the Chairman of the Board of the Company, reached an agreement regarding the termination of his employment as Chief Executive Officer of the Company. Although Mr. Smith resigned as the Chief Executive Officer, he continued as Chairman of the Board after the consummation of the Recapitalization. Mr. Smith and the Company agreed to provide Mr. Smith, as a severance payment, with the ownership of the Company airplane after the consummation of the Merger. The airplane has an appraised value of approximately $2 million.

Other Transactions

  In January 1996, Alan R. Hoefer, a former director of the Company, received consulting fees from the Company in an aggregate amount equal to $250,000 in connection with certain financial consulting services rendered by him in 1995.

  The Company believes that the terms of the foregoing transactions were no less favorable to the Company than those which could have been obtained from unaffiliated third parties.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                             FOR 1998 ANNUAL MEETING

  Any stockholder intending to submit to the Company a proposal for inclusion in the Company's proxy materials relating to the 1998 Annual Meeting of Stockholders of the Company must submit such proposal so that it is received by the Company no later than Friday, November 28, 1997.

                                  OTHER MATTERS

  The Company is not aware of any matters that may be presented for action by the stockholders at the Annual Meeting other than those set forth above. If any other matter shall properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

  The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 28, 1996, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 28, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MICHAEL C. FREI, SECRETARY, SMITH'S FOOD & DRUG CENTERS, INC., 1550 SOUTH REDWOOD ROAD, SALT LAKE CITY, UTAH 84104.

  STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                   Appendix A

                        Smith's Food & Drug Centers, Inc.
                      Directors' Deferred Compensation Plan

  SECTION 1. Establishment and Purpose. Smith's Food & Drug Centers, Inc. (the "Company") hereby establishes effective as of May 1, 1997, a plan known as the Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan (the "Plan"). The purpose of the Plan is to attract and retain certain individuals of outstanding competence as members of the Board of Directors of the Company by permitting such individuals to elect to defer all or a portion of their compensation from the Company to a later date or event.

  SECTION 2. Definitions. As used in this Plan, the following terms shall have the indicated meanings:

  (a)  Board.  The Board of Directors of the Company.

  (b)  Committee.  The Compensation Committee of the Board.

  (c) Common Stock. The Company's Class B Common Stock, par value $.01 per share.

  (d)  Company.  Smith's Food & Drug Centers, Inc.

  (e) Compensation. The annual retainer and all fees (excluding any reimbursed expenses) directly payable to a Director in his/her capacity as a member of the Board in any fiscal year.

  (f) Director. Any member of the Board who directly receives Compensation in his/her capacity as a member of the Board.

  (g) Participant. Any Director who becomes a participant in the Plan as provided in Section 3 of the Plan.

  (h) Plan. Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan, as it may be amended from time to time.

  (i) Plan Year. Each 12 month period as to which an election is made to defer Compensation in accordance with the provisions of Section 4 of the Plan. Such 12 month period shall be from each May 1st to the following April 30th.

  (j) Retirement. Any termination or resignation from membership on the Board, including the reaching of any mandatory retirement age.

  SECTION 3.  Eligibility and Participation.

  (a) All Directors shall be eligible to participate in the Plan. A Director may become a Participant for any Plan Year by executing an irrevocable deferral election (in the form attached hereto or on such other form as may be prescribed by the Committee) with respect to his/her Compensation for such Plan Year. Except as provided in Section 3(b), such election shall be executed on or before the day following the day of the annual meeting of shareholders.

  (b) With respect to an individual who first becomes eligible to participate in the Plan after the beginning of a Plan Year by reason of an election or appointment to the Board, such individual may become a Participant for the remainder of such Plan Year by executing an irrevocable deferral election with respect to his/her Compensation as soon as practicable, but in any event within thirty (30) days of the date such individual becomes a Director. A Director, at the time the Plan becomes effective, may become a Participant for the remainder of such Plan Year by executing such a form within 30 days following upon approval of the Plan.

  SECTION 4.  Deferral Election.

  (a) As a condition of participation under the Plan, a Director must agree to defer all or part of his/her Compensation for any Plan Year. An election made under this Plan with respect to Compensation shall relate only to Compensation for the succeeding Plan Year, or to Compensation for the remainder of a Plan Year if Section 3(b) applies, and a separate election must be made in order to defer Compensation during any subsequent Plan Year. In the event of a failure to make a timely election to defer Compensation for any Plan Year, no portion of the Participant's Compensation for such Plan Year may be deferred under this Plan.

  (b)  Each deferral election shall designate:

     (1)the percentage of Compensation that is to be deferred under this Plan;

     (2)the percentage of deferred Compensation that is to bear interest and the percentage that is to be invested in Common Stock until paid or distributed as the case may be;

     (3)the date of the event on which payment of deferred Compensation is to commence, provided, however, that any date or event (other than death, disability or involuntary termination of directorship) shall be at least two years from the date of the deferral election;

     (4)the method of distribution of deferred Compensation; provided, however, that the portion of deferred Compensation that is to bear interest will be distributed in cash and the portion of deferred Compensation that is to be invested in Common Stock will be distributed in shares of Common Stock; and

     (5)the beneficiary to receive any payment or distribution if the Participant dies before receiving all amounts to which he/she is entitled under the Plan.

  SECTION 5.  Participant's Account.

  (a) The Company shall establish bookkeeping accounts to record the deferrals and additions under this Plan. Each Participant shall have a separate account for each Plan Year, and each account shall be increased and decreased as provided in this Section 5.

  (b) During the Plan Year, each Participant's account shall be credited with the amount of Compensation deferred by each Participant by a quarterly crediting on the last day of each July, October, January and April during the Plan Year of the amount of Compensation, which would have been payable to such Participant in such quarter (determined without regard to such Participant's deferral election under Section 4).

  (c) If crediting with interest is elected, the Participant's account shall be credited as of the last day of each July, October, January and April during the Plan Year with (i) the amount of Compensation so deferred; and (ii) the dollar amount obtained by multiplying the cash balance as of the first day of such quarter by one-fourth of the average prime rate as published in The Wall Street Journal in effect as of the first day of such quarter. That portion of each Participant's account that is interest bearing shall continue to bear interest in accordance with this Section 5(c) until payment of all cash amounts has been made pursuant to Section 7, including during any installment payment period which may have been elected by the Participant or approved by the Committee under Section 7(c).

  (d) If investment in Common Stock is elected as of the last day of each July, October, January and April during the Plan Year (i) the Company shall issue stock certificates to the trust described in Section 6 for the account of the Participant, in a share amount which shall be equal to the number of full shares of Common Stock which can be purchased with 110% of the dollar amount of the Compensation so deferred at the median of the high and low trading prices of the Common Stock as quoted on the New York Stock Exchange Composite Transactions on such date as reported in The Wall Street Journal (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred); and (ii) the Participant's cash deferral account shall be credited with the dollar amount of any part of such deferred Compensation that was not equal to the purchase price of a full share of Common Stock. The cash portion of a Participant's account representing a fractional share shall bear interest as set forth in Section 5(c) until a full share of Common Stock can be allotted to such account as of the last day of a quarter.

  (e) If investment in Common Stock is elected, the Participant's account shall be credited as of the last day of each July, October, January and April with any dividend payable to stockholders, which shall be an amount determined by multiplying the dividends paid, either in cash or property (other than shares of Common Stock) upon a share of Common Stock to a stockholder of record during such quarter, by the number of shares in the Participant's account at the beginning of such quarter. Such dividend amounts in a Participant's account shall be converted to Common Stock in the manner described in Section 5(d) above. That portion of each Participant's account that is invested in Common Stock shall continue to be credited with respect to any dividends paid to the stockholders of the Company in accordance with this Section 5(e) until distribution of all share amounts has been made pursuant to Section 7, including during any installment payment period which may have been elected by the Participant or approved by the Committee under Section 7(c).

  (f) In the event of any change in the shares of Common Stock upon which the share amounts hereunder are based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up, combination or exchange of shares, or other change in the corporate structure, the number of shares and any related dividends credited to each Participant's account shall be appropriately adjusted by the Committee.

  (g) The Participant's account shall be reduced by any payments or distributions made to the Participant or his/her beneficiary, estate or representative.

  SECTION 6. Funding Prohibitions. All entries in a Participant's account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company's unsecured promise to pay any amounts or make any distributions hereunder. All payments to be made under this Plan shall be paid from the general funds of the Company or by distributing previously unissued or treasury shares of Common Stock. The maximum amount of Common Stock issuable under the Plan shall be 100,000 shares.

  Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under this Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company's unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made. The Company, however, shall establish a so called "rabbi trust" and place in such trust all assets attributable to this Plan.

  SECTION 7.  Payment.

  (a) The payment of cash amounts and the distribution of Common Stock amounts credited to a Participant's account shall be made in the manner and at the time or times specified herein. All payments of cash shall be made by Company to the Participant by check. All distributions of Common Stock shall be by share certificates representing the number of whole shares of Common Stock then due to the Participant.

  (b) When a Participant makes a deferral election for a Plan Year, he/she shall also elect the time at which or the event (such as Retirement) after which payment of the amounts credited to his/her account established for such Plan Year shall commence. Subject to the second paragraph of Section 7(c) below, once made, such election of time of commencement of payment or distribution for such Plan Year shall be irrevocable. Payment or distribution of amounts credited to the Participant's account for such Plan Year shall commence within thirty
(30) days of the date or the occurrence of the event specified by the Participant in such election and shall be made in accordance with the other provisions of this Plan.

  (c) When a Participant makes a deferral election with respect to a Plan Year he/she shall also elect to have the balance of his/her account paid out or distributed in one of two methods: (i) a single lump sum or (ii) approximately equal annual installments (calculated on the basis of the amounts in the Participant's account and the amounts to be accrued during the installment payment period) over a period of years (selected by the Participant) not to exceed fifteen. Subject to the second paragraph of this Section 7(c), once made, such election of payment/distribution method shall be irrevocable.

     Notwithstanding any other provision of this Plan to the contrary, a Participant or beneficiary may withdraw an amount of cash and/or Common Stock from his/her account upon a finding by the Committee in its sole discretion that an unanticipated emergency that is caused by an event beyond the control of such Participant or beneficiary has occurred and that such emergency would result in severe financial hardship to such Participant or beneficiary if early withdrawal were not permitted. The amount which may be withdrawn pursuant to this Section 7(c) shall not exceed the amount necessary to meet such financial hardship as determined by the Committee in its sole discretion. The Committee shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of such financial hardship.

  (d) Distributions of shares of Common Stock in a Participant's account will be made by delivery of an equal number of shares of Common Stock.

  (e) Notwithstanding any provision of this Plan to the contrary, in the event of the death of any Participant, the amounts in the Participant's account shall be paid or distributed to the Participant's beneficiary as designated on the Participant's deferral election form in a single lump sum or in a single distribution of shares of Common Stock, as the case may be, within thirty (30) days after the date of such death.

     Each Participant shall designate a beneficiary to whom any amounts in his/her account under this Plan shall be payable or distributable on his/her death. A Participant may also designate an alternate beneficiary to receive such distribution in the event that the designated beneficiary cannot receive the distribution for any reason. In the event no designated or alternate beneficiary can receive such payment or distribution for any reason, the payment or distribution will be made to the Participant's estate. Each Participant may at any time change any beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its delegate. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.

  SECTION 8. Administration. The Plan shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of the Plan, including without limitation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.

  SECTION 9.  Miscellaneous.

  (a) Termination of the Plan. The Company may at any time by action of its Board terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted, and each Participant's Compensation will be paid thereafter on a non-deferred basis. Each Participant's accounts as they then exist will be maintained, credited and distributed pursuant to the provisions of this Plan and the Participant's elections.

  (b)  Amendment.  The Company may at any time amend this Plan in any respect,
(i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of its Board, or (ii) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely effect the right of Participants or their beneficiaries to any amounts credited or to be credited to the Participants' accounts with respect to any Plan Year which has commenced prior to the adoption of any such amendment.

  (c) No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any distributions under this Plan, and any distributions under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.

  (d) No Right to Continue as a Director. Nothing contained herein shall be construed as conferring upon a Director the right to continue as a member of the Board or to continue his/her current or any other rate of Compensation.

  (e) Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.

  (f) Compliance with Laws. This Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, this Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

  (g) General Restrictions. The issuance of Common Stock or the delivery of certificates for such shares to Participants under the Plan or the sale of such shares by Participants shall be subject to the requirement that, if at any time the General Counsel or Secretary of the Company shall reasonably determine, in his or her discretion, that the listing, registration or qualification of such Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental body, is necessary or desirable as a condition of, or in connection with, the issuance or sale of such shares, payment or delivery shall not take place unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the General Counsel or Secretary.

  (h) Governing Law. The Plan shall be construed and administered under the laws of the State of Utah, without regard to the conflicts of laws principles thereof.

                 [Form of Front of Proxy Cart]
  PROXY

  Annual Meeting of Stockholder April 23, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  SMITH'S FOOD & DRUG CENTERS, INC.
  1550 SOUTH REDWOOD ROAD
  SALT LAKE CITY, UTAH  84104

  The undersigned stockholder of Smith's Food & Drug Centers, Inc. Does hereby nominate, constitute and appoint Allen R. Rowland, Matthew G. Tezak and Michael C. Frei or any of them, the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on February 27, 1996 at the Annual Meeting of Stockholders to be held at the Flamengo Ballroom of the Rio Suite Hotel & Casino, I-15 and Flamingo, Las Vegas, Nevada on April 23, 1997, at 9:00 a.m., Pacific Time, or any adjournment thereof, with all of the powers which would be possessed by the undersigned if personally present as follows on the reverse side.

  CONTINUED AND TO BE SIGNED ON OTHER SIDE.

                 [Form of Back of Proxy Card]

IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S THREE NOMINEES AS DIRECTORS. Please mark votes as in this example: [X]

1.  Election of Directors:
     Nominees:  Jeffrey P. Smith, Ronald W. Burkle and Allen R. Rowland
                [  ]  FOR      [  ]  WITHHOLD
                [  ]  ____________________________________
                      FOR all nominees except as noted above

2. To approve the Smith's Food & Drug Centers, Inc. Directors' Deferred Compensation Plan:
                [  ]  FOR      [  ]  WITHHOLD      [  ]  ABSTAIN

3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1997:
                [  ]  FOR      [  ]  WITHHOLD      [  ]  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

NOTE: Please sign name exactly as your name (or names) appear on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature__________________________________   Date_______________

Signature__________________________________   Date_______________

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.